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                                                                       EXHIBIT 5
                                                                       ---------


                       Vedder, Price, Kaufman & Kammholz
                            222 North LaSalle Street
                               Chicago, IL 60601

                                         September 9, 1998
First Midwest Bancorp, Inc.
300 Park Blvd., Suite 405
P.O. Box 459
Itasca, IL 60143-0459

     Re:  First Midwest Bancorp, Inc.
          Registration Statement on Form S-8
          Non-Qualified Retirement Plan
          -----------------------------

Gentlemen:

     We are acting as special counsel to First Midwest Bancorp, Inc. (the "Corporation") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $10,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the First Midwest Bancorp, Inc. Nonqualified Retirement Plan (the "Plan") and 150,000 shares of common stock, $.01 par value per share, of the Company, including preferred share purchase rights (collectively, "Common Stock") which may be issued in satisfaction of such obligations. In such capacity, we have examined the Restated Certificate of Incorporation and By-laws of the Company, the Plan, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinions express herein.

     In connection with our opinion below, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation and the By-laws of the Corporation, as amended, as well as such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. In making such examination, we have assumed as true, without independent review or verification, facts certified to us by certain executive officers of the Corporation and by public officials.

     Based upon the foregoing, we advise you that, in our opinion, when issued in accordance with the provisions of the Plan: (i) the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles; and
(ii) the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come under the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the rules and regulators of the Securities and Exchange Commission thereunder.

                                  Very truly yours,

                                  /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ